Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated January 15, 2008, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in its Annual Report (Form 10-K) for the year ended November 3, 2007, and the effectiveness of internal control over financial reporting of Credence Systems Corporation filed with the Securities and Exchange Commission and incorporated by reference in the Form 8-K of LTX-Credence Corporation dated September 2, 2008.

/s/    Ernst & Young LLP

San Jose, California

September 2, 2008